Exhibit 10.7

[Nightstar Therapeutics Letterhead]

[Name]

[Date]

Dear [        ]

Nightstar Therapeutics plc (the “Company”) and your role as a director/officer of the Company

As you are aware the Articles of Association of the Company contain provisions, at Article 140, granting an indemnity to the directors and officers of the Company from time to time. We are taking this opportunity to afford you the direct benefit of this indemnity in the form of a Deed for your benefit. As you are aware the Companies Act 2006 (the “Act”) imposes certain statutory limitations on the scope of this indemnity. For the avoidance of doubt the Company will maintain directors and officers insurance (“D&O Cover”), which is intended to operate for your protection in addition to this indemnity. The current level of cover is set at £[    ] and will be reviewed on an annual basis by the Board.

Any defined terms used in this letter (to the extend undefined) shall have the meanings given to them in the Articles of Association of the Company.

1.1	Without prejudice to any indemnity to which you may otherwise be entitled pursuant to Article 140 of the Articles of Association of the Company, you shall be indemnified by the Company against all liabilities, costs, charges and expenses incurred by you in the execution and discharge of your duties to the Company and any “Associated Company” of the Company (as defined by the Act for these purposes), including any liability incurred by you in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to be done or omitted by you as an officer of the Company or an Associated Company provided that no such indemnity shall extend to any liability arising out of your fraud or dishonesty or by you obtaining any personal profit or advantage to which you were not entitled. In addition, to the Act prohibits this indemnity extending to:

(A)	any liability incurred by you to the Company or any Associated Company of the Company;

(B)	any fine imposed in any criminal proceedings;

(C)	any sum payable to a regulatory authority by way of a penalty in respect of your personal non-compliance with any requirement of a regulatory nature howsoever arising;

(D)	any amount for which you have become liable in defending any criminal proceedings in which you are convicted and such conviction has become final;

(E)	any amount for which you have become liable in defending any civil proceedings brought by the Company or any Associated Company of the Company in which a final judgment has been given against you; and

(F)	any amount for which you have become liable in connection with any application under sections 661(3) or (4) or 1157 of the Act in which the court refuses to grant you relief and such refusal has become final, however the D&O Cover in place is designed to provide cover for these specific areas which the Act prescribes that the indemnity cannot extend, and for which it is possible to obtain coverage on commercial terms.

1.2	Without prejudice and in addition to any indemnity to which you may otherwise be entitled pursuant to Article 140 of the Articles of Association of the Company you shall be indemnified by the Company against all liabilities, costs, charges and expenses incurred by you in connection with the Company’s activities as a trustee of an occupational pension scheme (as defined by section 750(5) of the Finance Act 2004) established under a trust provided that no such indemnity shall extend to any liability arising out of your fraud or dishonesty or the obtaining by you of any personal profit or advantage to which you were not entitled and you shall be entitled to be indemnified for:

(A)	any fine imposed in any criminal proceedings,

(B)	any sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature howsoever arising, and

(C)	any amount for which you have become liable in defending any criminal proceedings in which you are convicted and the conviction has become final.

1.3	The Company will, upon a reasonable request from you accompanied by actual or estimates of costs from those appointed to defend you, provide funds (either directly or indirectly) to you to meet expenditure incurred or to be incurred by you in any proceedings (whether civil or criminal) brought by any person or in relation to any investigation or action to be taken by a regulatory authority which relate to anything done or omitted or alleged to have been done or omitted by you as a director and/or officer of the Company or any Associated Company of the Company in respect of which it is alleged you have been guilty of negligence, default, breach of duty or breach of trust, provided that you will be obliged to repay any such amount no later than:

(A)	in the event that you are convicted in proceedings, the date when the conviction becomes final,

(B)	in the event that judgment is given against you in proceedings, the date when the judgment becomes final (except that such amount need not be repaid to the extent that such expenditure is recoverable hereunder or under any other valid indemnity given to you by the Company), or

(C)	in the event that the court refuses to grant you relief on any application under sections 144(3) or (4) or 727 of the UK Companies Act 1985 or sections 661(3) or (4) or 1157 of the Act, the date when the refusal becomes final.

1.4	This indemnity does not authorise any indemnity which would be prohibited or rendered void by any provision of the Act or by any other provision of law.

1.5	The Company hereby waives (to the maximum extent permitted the provisions of the Act or by any other provision of law) all and any claims that it may have against you as a result of, and in connection with, your tenure as a director or officer, whether actual or contingent, direct or indirect and irrevocably waives any such claims or rights of action and releases and forever discharges you from all and any liability in respect thereof.

1.6	You agree to give written notice to the Company as soon as reasonably practical after receipt of any demand relating to any claim under this indemnity (or becoming aware of circumstances which are reasonably be expected to give rise to a demand relating to a claim) giving full details and providing copies of all relevant correspondence and you agree to keep the Company fully informed of the progress of any claim, including providing all such information in relation to any claim or losses or any other costs, charges or expenses incurred as the Company may reasonably request, and shall take all such action as the Company may reasonably request to avoid, dispute, resist, appeal, compromise or defend any claim.

1.7	For the avoidance of doubt:

(a)	if a company ceases to be a subsidiary of the Company after the date of this Deed, the Company shall only be liable to indemnify you in respect of liabilities in relation to that company which arose before the date on which that company ceased to be a subsidiary of the Company; and

(b)	as director or officer of any company which becomes a subsidiary of the Company after the date of this Deed, you shall be indemnified only in respect of liabilities arising after the date on which that company became a subsidiary of the Company.

1.8	This Deed shall remain in force until such time as any relevant limitation periods for bringing Claims against you have expired, or for so long as you remain liable for any losses, notwithstanding that you may have ceased to be a director or officer of the Company or any of its subsidiaries.

1.9	Any dispute or claim arising out of or in connection with this indemnity and waiver (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales and you and the Company irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this appointment or its subject matter or formation (including non-contractual disputes or claims).

Executed as a Deed

for and on behalf of
NIGHTSTAR THERAPEUTICS PLC

In the presence of:

Signature and name of witness